Exhibit 99.1

The Michaels Companies Reports Record Fourth Quarter and Fiscal 2017 Results

  Fourth quarter total net sales increased 8.0%; comparable store sales increased 2.5%
  Fourth quarter diluted EPS of $1.11; adjusted diluted EPS of $1.19, excluding one-time charge related to tax reform of $14.6 million
  Fiscal 2017 total net sales increased 3.2%; comparable store sales increased 0.9%
  Fiscal year GAAP diluted EPS of $2.10; adjusted diluted EPS of $2.17

IRVING, Texas--(BUSINESS WIRE)--March 22, 2018--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the 14-week fourth quarter and 53-week fiscal year ended February 3, 2018. Diluted earnings per share for the fourth quarter of fiscal 2017 was $1.11, which included a negative impact from one-time charges related to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) of approximately $0.08 in diluted earnings per share. Adjusted diluted earnings per share for the fourth quarter of fiscal 2017 was $1.19, an increase of 24.0% from adjusted diluted earnings per share of $0.96 in the fourth quarter of fiscal 2016. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“Today, we reported record fourth quarter results driven by a strong holiday performance. Customers responded well to our efforts to make it easier to celebrate the season with an expanded offering of new and exclusive product, more compelling presentations, and strong value statements,” said Chuck Rubin, Chairman and CEO. “In fiscal 2017, we made meaningful progress against each of our strategic priorities, including: delivering a more seamless omnichannel shopping experience; offering trend-right assortments that deliver great customer value; and increasing customer engagement. As I look back at our financial performance for the full year, I am pleased that we delivered sales and earnings growth in-line with the guidance we provided at the beginning of the year and that we continued to generate strong, consistent cash flow.”

Impact of the 53rd Week

The Company’s fiscal year ends on the Saturday closest to January 31st. Fiscal 2017 ended on February 3, 2018, resulting in an extra week in the fourth quarter of fiscal 2017 (“53rd week”) as compared to fiscal 2016. The 53rd week contributed approximately $79 million in sales, approximately $27 million in operating income, and approximately $0.09 in adjusted diluted income per common share.

Fourth Quarter Income Statement Highlights

  Net sales increased 8.0% to $1,890.6 million, from $1,750.9 million in the fourth quarter of fiscal 2016. Comparable store sales increased 2.5% (2.0% on a constant currency basis) due to an increase in average ticket and an increase in customer transactions.
  Gross profit increased 9.7% to $774.5 million, from $705.8 million in the fourth quarter of fiscal 2016. As a percentage of net sales, gross profit increased 70 basis points to 41.0% compared to 40.3% in the fourth quarter of fiscal 2016. The increase, as a percentage of net sales, was due to higher merchandise margin resulting from the Company’s ongoing sourcing initiatives, occupancy cost leverage resulting from the 53rd week of sales, less discounting activity during the quarter, and the comparison against $1.1 million of net non-recurring, inventory-related purchase accounting adjustments and integration expenses related to the acquisition of Lamrite West in the fourth quarter of fiscal 2016. These benefits were partially offset by higher distribution-related costs, including higher freight costs, and higher inventory shrinkage.
  Selling, general and administrative expense, including store pre-opening costs, (“SG&A”) increased 13.8% to $420.2 million, or 22.2% of sales, from $369.2 million, or 21.1% of sales, in the fourth quarter of fiscal 2016. As expected, the increase in SG&A was primarily due to an increase in incentive-based compensation and expenses resulting from the 53rd week. In the fourth quarter of fiscal 2016, incentive-based compensation decreased $28.3 million compared to the fourth quarter of fiscal 2015.
  Operating income increased 5.3% to $354.3 million, or 18.7% of sales, compared to $336.6 million, or 19.2% of sales, in the fourth quarter of fiscal 2016.
  Interest expense increased $4.3 million to $34.8 million, from $30.6 million in the fourth quarter of fiscal 2016. The increase was primarily due to interest expense related to the 53rd week and higher interest rates on the Company’s term loan credit facility.
  The effective tax rate was 36.6% for the fourth quarter of fiscal 2017, compared to 36.2% for the fourth quarter of fiscal 2016. The higher effective tax rate was primarily due to one-time charges of $14.6 million in the quarter resulting from the enactment of the Tax Act. The charge included provisional adjustments of $10.8 million related to repatriation taxes for accumulated earnings of foreign subsidiaries and $3.8 million related to the revaluation of net deferred tax assets, reflecting a reduction in the U.S. corporate tax rate from 35% to 21%. These provisional adjustments were partially offset by benefits realized from the Company’s direct sourcing initiatives, a favorable reduction in the annual corporate tax rate, and the recognition of $2.1 million of excess tax benefits associated with the adoption of a new accounting standard related to share-based compensation. Excluding the impact of $14.6 million of one-time charges, the effective tax rate for the fourth quarter of fiscal 2017 was 32.0%.
  Net income increased 3.9% to $203.0 million, compared to $195.3 million in the fourth quarter of fiscal 2016. Adjusted net income for the fourth quarter of fiscal 2017 was $217.5 million, compared to adjusted net income for fiscal 2016 of $195.9 million, an increase of 11.0%. (See additional information in this release for a reconciliation of non-GAAP financial measures.)
  Diluted earnings per share increased 16.8% to $1.11, from $0.95 in the fourth quarter of fiscal 2016. Adjusted diluted earnings per share for the fourth quarter of fiscal 2017 was $1.19, compared to adjusted diluted earnings per share for the fourth quarter of fiscal 2016 of $0.96, an increase of 24.0%. (See additional information in this release for a reconciliation of non-GAAP financial measures.) Diluted weighted-average common shares outstanding for the quarter were 182.3 million compared with 203.5 million in the fourth quarter of fiscal 2016.
  During the fourth quarter of fiscal 2017, the Company opened one new Michaels store and closed one Aaron Brothers store.

Fiscal 2017 Income Statement Highlights

  Net sales increased 3.2% to $5,362.0 million, from $5,197.3 million in fiscal 2016. The increase in net sales was primarily a result of sales from the operation of 15 new Michaels stores (net of closures) in fiscal 2017 and a 0.9% increase in comparable store sales (0.7% on a constant currency basis).
  Operating income increased 2.8% to $735.4 million, or 13.7% of sales, compared to $715.3 million, or 13.8% of sales, in fiscal 2016. The increase was due to benefits from higher merchandise margin resulting from the Company’s ongoing sourcing initiatives, the impact of the 53rd week, and the comparison against $11.4 million of net non-recurring, inventory-related purchase accounting adjustments and integration expenses related to the acquisition of Lamrite West in fiscal 2016. These benefits were offset by higher incentive-based compensation and higher inventory shrinkage. In fiscal 2016, incentive-based compensation decreased $45.6 million compared to fiscal 2015.
  Net income increased 3.3% to $390.5 million, compared to $378.2 million in fiscal 2016. Adjusted net income for fiscal 2017 was $405.1 million, compared to adjusted net income for fiscal 2016 of $389.6 million, an increase of 4.0%. (See additional information in this release for a reconciliation of non-GAAP financial measures.)
  Diluted earnings per share increased 15.4% to $2.10, from $1.82 in fiscal 2016. Diluted weighted-average common shares outstanding for the quarter were 185.6 million compared with 206.4 million in fiscal 2016. Adjusted diluted earnings per share in fiscal 2017 was $2.17, compared to adjusted diluted earnings per share for fiscal 2016 of $1.88, an increase of 15.4%. (See additional information in this release for a reconciliation of non-GAAP financial measures.)
  During fiscal 2017, the Company opened 17 new Michaels stores and one new Pat Catan’s store and relocated 12 Michaels stores. The Company also closed two Michaels stores and 12 Aaron Brothers stores during the year. At the end of fiscal 2017, the Company operated 1,238 Michaels stores, 97 Aaron Brothers stores, and 36 Pat Catan’s stores.

Balance Sheet and Cash Flow Statement Highlights

  The Company ended fiscal 2017 with $425.9 million in cash, $2.7 billion in total debt and $716.6 million in availability under its asset-based revolving credit facility.
  Total merchandise inventory at the end of fiscal 2017 was $1,123.3 million compared to $1,127.8 million at end of fiscal 2016. Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s ecommerce site, decreased 1.9% to $810,000, compared to $826,000 at the end of fiscal 2016.
  During the year, the Company purchased 12.7 million shares, or $249.5 million, under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $350.0 million. The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Aaron Brothers Store Closings

The Company has completed its strategic review of Aaron Brothers, a small, specialty retail chain primarily focused on custom framing, ready-made frames, wall art and art supplies. In 2018, the Company plans to close 94 full-size Aaron Brothers stores and reposition Aaron Brothers as a “store-within-a-store,” providing custom framing services in all Michaels stores. The Company will also rebrand Framerspointe.com, a company-owned online custom framing website, as AaronBrothers.com.

In fiscal 2017, Aaron Brothers net sales totaled approximately $110 million and had no material impact on the Company’s operating income. The Company expects the after-tax cost of implementing these changes will be in the range of $37 million to $42 million. The Company anticipates the vast majority of the cost will be recognized in the first quarter of fiscal 2018. The Company expects the after-tax cash impact of the changes to be minimal.

Fiscal 2018 Outlook

“Building on the progress we made in fiscal 2017, in fiscal 2018 we will reinvest some of the benefits of tax reform to accelerate planned investments to drive future sales and earnings growth. We will invest to build a foundation to bring ecommerce fulfillment in-house; offer a more seamless omnichannel experience for customers; convert approximately 235 stores to our FMA format to create a more consistent, relevant layout; and strengthen our data analytic capabilities,” continued Rubin. “While this acceleration will result in temporarily elevated levels of operating expense in fiscal 2018, I am confident these investments will position us to increase our market share and expand our leadership in the arts and crafts channel.”

The Company’s guidance for fiscal 2018 assumes Aaron Brothers stores were closed as of the start of the fiscal year and excludes any restructuring charges. For fiscal 2018, a 52-week year, the Company expects:

  net sales will be between $5,217 million and $5,293 million;
  comparable store sales to increase between 0% and 1.5%;
  to open 19 new Michaels stores and relocate 17 Michaels stores;
  adjusted operating income will be in the range of $677 million to $710 million;
  interest expense will be approximately $144 million;
  the effective tax rate will be approximately 24%;
  adjusted diluted earnings per common share will be between $2.19 and $2.32, based on diluted weighted average common shares of approximately 185 million; and
  capital expenditures will be between $160 million and $170 million.

For the first quarter of fiscal 2018, the Company expects:

  net sales will be between $1,139 million and $1,150 million;
  comparable store sales to increase 0% to 1.0%;
  to open eight new Michaels stores and relocate nine Michaels stores;
  adjusted operating income will be between $121 million and $127 million;
  interest expense will be approximately $34 million;
  the effective tax rate will be approximately 24%; and
  adjusted diluted earnings per common share will be between $0.36 and $0.38, based on diluted weighted average common shares of 184 million.

Conference Call Information

A conference call to discuss the Company’s financial results is scheduled for today, March 22, 2018, at 8:00 a.m. Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10117247. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

The conference call will also be webcast at http://investors.michaels.com/events.cfm. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until April 5, 2018, by dialing (877) 344-7529 or (412) 317-0088, access code 10117247.

Non-GAAP Information

This press release includes non-GAAP measures including operating income excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West (“Adjusted operating income”); net income excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, losses on early extinguishment of debt and refinancing costs, less related tax adjustments and excluding provisional adjustments related to tax reform (“Adjusted net income”); and diluted earnings per share excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West and losses on early extinguishment of debt and refinancing costs, less related tax adjustments (“Adjusted diluted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2017 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2016 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

A Fortune 500® Company, The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators.

As of February 3, 2018, the Company owned and operated 1,371 stores in 49 states and Canada under the brands Michaels, Aaron Brothers and Pat Catan’s. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. The Michaels Companies, Inc. produces a number of private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, Imagin8®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
(in thousands, except per share data)	2018(1)	2017	2018(1)	2017
Net sales	$1,890,608	$1,750,854	$5,361,960	$5,197,292
Cost of sales and occupancy expense	1,116,072	1,045,093	3,233,171	3,169,476
Gross profit	774,536	705,761	2,128,789	2,027,816
Selling, general and administrative	419,839	368,960	1,390,400	1,308,052
Store pre-opening costs	407	245	2,999	4,484
Operating income	354,290	336,556	735,390	715,280
Interest expense	34,810	30,560	129,116	126,270
Losses on early extinguishments of debt and refinancing costs	—	—	—	7,292
Other (income) expense, net	(417)	(244)	533	(55)
Income before income taxes	319,897	306,240	605,741	581,773
Income taxes	116,929	110,922	215,243	203,614
Net income	$202,968	$195,318	$390,498	$378,159

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	6,310	2,032	10,564	7,832
Comprehensive income	$209,278	$197,350	$401,062	$385,991

Earnings per common share:
Basic	$1.12	$0.96	$2.11	$1.84
Diluted	$1.11	$0.95	$2.10	$1.82
Weighted-average common shares outstanding:
Basic	180,826	202,201	184,281	204,735
Diluted	182,264	203,498	185,566	206,354

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	Quarter Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018(1)	2017	2018(1)	2017
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	59.0	59.7	60.3	61.0
Gross profit	41.0	40.3	39.7	39.0
Selling, general and administrative	22.2	21.1	25.9	25.2
Store pre-opening costs	0.0	0.0	0.1	0.1
Operating income	18.7	19.2	13.7	13.8
Interest expense	1.8	1.7	2.4	2.4
Losses on early extinguishments of debt and refinancing costs	—	—	—	0.1
Other (income) expense, net	—	—	—	—
Income before income taxes	16.9	17.5	11.3	11.2
Income taxes	6.2	6.3	4.0	3.9
Net income	10.7%	11.2%	7.3%	7.3%

(1)The quarter and year ended February 3, 2018 include 14 weeks and 53 weeks, respectively.

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	February 3,	January 28,
(in thousands, except per share data)	2018	2017
ASSETS
Current Assets:
Cash and equivalents	$425,896	$298,813
Merchandise inventories	1,123,288	1,127,777
Prepaid expenses and other	97,830	87,175
Accounts receivable, net	26,207	23,215
Income taxes receivable	3,761	5,825
Total current assets	1,676,982	1,542,805
Property and equipment, net	420,020	413,164
Goodwill	119,074	119,074
Other intangible assets, net	21,769	23,702
Deferred income taxes	34,538	36,834
Other assets	27,832	12,061
Total assets	$2,300,215	$2,147,640

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$483,002	$517,268
Accrued liabilities and other	370,457	397,497
Current portion of long-term debt	24,900	31,125
Income taxes payable	79,586	78,334
Total current liabilities	957,945	1,024,224
Long-term debt	2,701,764	2,723,187
Other liabilities	150,001	98,655
Total liabilities	3,809,710	3,846,066

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 181,919 shares issued and outstanding at February 3, 2018; 193,311 shares issued and outstanding at January 28, 2017	12,206	12,948
Additional paid-in-capital	21,740	233,129
Accumulated deficit	(1,539,781)	(1,930,279)
Accumulated other comprehensive loss	(3,660)	(14,224)
Total stockholders’ deficit	(1,509,495)	(1,698,426)
Total liabilities and stockholders’ deficit	$2,300,215	$2,147,640

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year Ended
	February 3,	January 28,
(in thousands)	2018(1)	2017
Cash flows from operating activities:
Net income	$390,498	$378,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,912	115,801
Share-based compensation	24,264	16,506
Debt issuance costs amortization	5,098	6,583
Accretion of long-term debt, net	(505)	(334)
Deferred income taxes	4,348	4,570
Losses on early extinguishments of debt and refinancing costs	—	7,292
Losses on disposition of property and equipment	—	120
Excess tax benefits from share-based compensation	—	(10,027)
Changes in assets and liabilities, excluding acquired net assets:
Merchandise inventories	5,281	(40,800)
Prepaid expenses and other	(7,785)	(1,004)
Accounts receivable	(2,992)	8,948
Other assets	(1,765)	(711)
Accounts payable	(38,025)	38,248
Accrued interest	(12,040)	7,015
Accrued liabilities and other	3,174	(4,806)
Income taxes	28,388	37,276
Other liabilities	6,759	1,581
Net cash provided by operating activities	523,610	564,417

Cash flows from investing activities:
Additions to property and equipment	(127,830)	(114,462)
Acquisition of Lamrite West, net of cash acquired	—	(151,100)
Purchases of long-term investments	—	(1,325)
Net cash used in investing activities	(127,830)	(266,887)

Cash flows from financing activities:
Common stock repurchased	(253,752)	(404,971)
Payments on term loan credit facility	(31,125)	(18,675)
Borrowings on asset-based revolving credit facility	382,200	42,000
Payments on asset-based revolving credit facility	(382,200)	(42,000)
Payment of debt issuance costs	—	(11,326)
Payment of dividends	(408)	(415)
Proceeds from stock options exercised	16,588	17,252
Excess tax benefits from share-based compensation	—	10,027
Net cash used in financing activities	(268,697)	(408,108)

Net change in cash and equivalents	127,083	(110,578)
Cash and equivalents at beginning of period	298,813	409,391
Cash and equivalents at end of period	$425,896	$298,813

(1)The year ended February 3, 2018 includes 53 weeks.

The Michaels Companies, Inc.
Earnings per Share
(in thousands, except per share data)
(Unaudited)

The following table sets forth the computation of basic and diluted earnings per share:

	Quarter Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018(1)	2017	2018(1)	2017
Basic earnings per common share:
Net income	$202,968	$195,318	$390,498	$378,159
Less income related to unvested restricted shares	(605)	(1,021)	(1,519)	(2,323)
Income available to common shareholders - Basic	$202,363	$194,297	$388,979	$375,836

Weighted-average common shares outstanding - Basic	180,826	202,201	184,281	204,735
Basic earnings per common share	$1.12	$0.96	$2.11	$1.84

Diluted earnings per common share:
Net income	$202,968	$195,318	$390,498	$378,159
Less income related to unvested restricted shares	(600)	(1,014)	(1,508)	(2,305)
Income available to common shareholders - Diluted	$202,368	$194,304	$388,990	$375,854

Weighted-average common shares outstanding - Basic	180,826	202,201	184,281	204,735
Effect of dilutive stock options and restricted stock units	1,438	1,297	1,285	1,619
Weighted-average common shares outstanding - Diluted	182,264	203,498	185,566	206,354
Diluted earnings per common share	$1.11	$0.95	$2.10	$1.82

(1)The quarter and year ended February 3, 2018 include 14 weeks and 53 weeks, respectively.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	Quarter Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
Michaels stores:
Open at beginning of period	1,237	1,221	1,223	1,196
New stores	1	2	17	32
Relocated stores opened	—	—	12	14
Closed stores	—	—	(2)	(5)
Relocated stores closed	—	—	(12)	(14)
Michaels stores open at end of period	1,238	1,223	1,238	1,223

Aaron Brothers stores:
Open at beginning of period	98	112	109	117
New stores	—	1	—	1
Closed stores	(1)	(4)	(12)	(9)
Aaron Brothers stores open at end of period	97	109	97	109

Pat Catan's stores:
Open at beginning of period	36	35	35	—
Acquired stores	—	—	—	32
New stores	—	—	1	3
Relocated stores opened	—	1	—	1
Relocated stores closed	—	(1)	—	(1)
Pat Catan's stores open at end of period	36	35	36	35

Total store count at end of period	1,371	1,367	1,371	1,367
Total selling square footage at end of period (thousands)	23,749	23,539	23,749	23,539

Other Operating Data:
Average inventory per Michaels store (in thousands)(1)	$810	$826	$810	$826
Comparable store sales	2.5%	-1.0%	0.9%	-0.5%
Comparable store sales, at constant currency	2.0%	-1.2%	0.7%	-0.4%

(1)Excludes Aaron Brothers and Pat Catan's stores.

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
(in thousands)	2018(1)	2017	2018(1)	2017
Net cash provided by operating activities	$417,183	$427,901	$523,610	$564,417
Depreciation and amortization	(32,680)	(29,122)	(118,912)	(115,801)
Share-based compensation	(6,032)	(4,622)	(24,264)	(16,506)
Debt issuance costs amortization	(1,275)	(1,275)	(5,098)	(6,583)
Accretion of long-term debt, net	126	117	505	334
Deferred income taxes	(3,819)	5,536	(4,348)	(4,570)
Losses on early extinguishments of debt and refinancing costs	—	—	—	(7,292)
Losses on disposition of property and equipment	—	(64)	—	(120)
Excess tax benefits from share-based compensation	—	2,542	—	10,027
Changes in assets and liabilities	(170,535)	(205,695)	19,005	(45,747)
Net income	202,968	195,318	390,498	378,159
Interest expense	34,810	30,560	129,116	126,270
Income taxes	116,929	110,922	215,243	203,614
Depreciation and amortization	32,680	29,122	118,912	115,801
Interest income	(882)	(299)	(1,326)	(820)
EBITDA	386,505	365,623	852,443	823,024
Adjustments:
Losses on early extinguishments of debt and refinancing costs	—	—	—	7,292
Share-based compensation	6,032	4,622	24,264	16,506
Severance costs	412	3,012	1,274	6,113
Store pre-opening costs	407	245	2,999	4,484
Store remodel costs	372	—	1,773	895
Foreign currency transaction losses (gains)	394	(27)	1,486	667
Store closing costs	(740)	(199)	1,382	2,877
Lamrite integration costs	—	(215)	—	7,390
Other(2)	469	983	2,920	3,452
Adjusted EBITDA	$393,851	$374,044	$888,541	$872,700

(1)The quarter and year ended February 3, 2018 include 14 weeks and 53 weeks, respectively.
(2)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses, and certain legal expenses.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	February 3,	January 28,	February 3,	January 28,
(In thousands, except per share)	2018(1)	2017	2018(1)	2017
Operating income	$354,290	$336,556	$735,390	$715,280
Add: Non-recurring, inventory-related purchase
accounting adjustments(2)	—	1,095	—	4,001
Add: Non-recurring integration expenses(3)	—	(214)	—	7,390
Adjusted operating income	$354,290	$337,437	$735,390	$726,671

Net income	$202,968	$195,318	$390,498	$378,159
Add: Non-recurring, inventory-related purchase
accounting adjustments(2)	—	1,095	—	4,001
Add: Non-recurring integration expenses(3)	—	(214)	—	7,390
Add: Losses on early extinguishments of debt and
refinancing costs(4)	—	—	—	7,292
Deduct: tax adjustment for above add-backs(5)	—	(339)	—	(7,228)
Add: tax reform - provisional adjustments of
repatriation taxes and revaluation of net	14,557	—	14,557	—
deferred tax assets(6)
Adjusted net income	$217,525	$195,860	$405,055	$389,614

Earnings per common share, diluted	$1.11	$0.95	$2.10	$1.82
Adjusted earnings per common share, diluted	$1.19	$0.96	$2.17	$1.88

(1)The quarter and year ended February 3, 2018 include 14 weeks and 53 weeks, respectively.
(2)Excludes non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.
(3)Excludes non-recurring integration expenses related to the acquisition of Lamrite West.
(4)Eliminates the loss on early extinguishments of debt and refinancing costs.
(5)Adjusts for the tax impact of integration costs and purchase accounting adjustments related to the acquisition of Lamrite West and loss on early extinguishments of debt and refinancing costs.

(6)Excludes provisional adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries and provisional adjustments related to the revaluation of net deferred tax assets resulting from the enactment of the Tax Act.

CONTACT:
Investor Contact:
The Michaels Companies, Inc.
Kiley F. Rawlins, CFA, 972-409-7404
Kiley.Rawlins@michaels.com
or
ICR, Inc.
Farah Soi, CFA, 203-682-8200
Farah.Soi@icrinc.com
or
Caitlin Morahan, 203-682-8200
Caitlin.Morahan@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell / Julia Young, 203-682-8200
Michaels@icrinc.com